Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact: Phone:	James W. Everson Chairman, President and CEO (740) 633-0445 Ext. 6120 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445 Ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 AM	April 21, 2011

Subject:	United Bancorp, Inc. Declares a Regular Cash Dividend Payment of $0.14 per Share and Reports on Annual Shareholder Meeting
MARTINS FERRY, OHIO www On April 20, 2011, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.14 per share for shareholders of record on May 20, 2011 with a payment date of June 20, 2011, to be paid out of the Company’s capital surplus account which is represented on the Company’s balance sheets included in its periodic reports filed with the Securities and Exchange Commission as “Additional paid-in capital”.
James W. Everson, Chairman, President and CEO announced the Shareholders of UBCP at the Annual Meeting held that date elected Directors for the following year including himself, Scott A. Everson, President and CEO, The Citizens Savings Bank, Martins Ferry; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia; Samuel J. Jones, Athletic Club Owner, Glouster; Terry A. McGhee, President and CEO, Westerman, Inc., Bremen; Matthew C. Thomas, President, M.C. Thomas Insurance Agency, Bridgeport and Richard L. Riesbeck, President, Riesbeck Food Markets, Inc., St. Clairsville.
The following officers were appointed at the UBCP Reorganization Meeting: James W. Everson, Chairman, President & Chief Executive Officer; Scott A. Everson, Executive Vice President — Chief Operating Officer; Randall M. Greenwood, Sr. Vice President — Chief Financial Officer & Secretary/Treasurer; Matthew F. Branstetter, Vice President — Chief Lending Officer; Elmer K. Leeper, Vice President — Chief Retail Banking Officer and Michael A. Lloyd, Vice President — Chief Information Officer. Richard L. Riesbeck was appointed Lead Director of the Board.
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $432.1 million and total shareholder’s equity of approximately $35.8 million as of March 31, 2011. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.